Exhibit 17.1

WARD RESOURCES INC.

6890 SUNRISE DRIVE 120.20

TUCSON, ARIZONA 85750

PH. 520 615 7697, FAX 520 615 7698

miltonhward@cs.com

Mr. David Lowell, President	January 20, 2005
Peru Copper Company
Tucson, Arizona

Dear David:

Please accept this letter as my resignation from the Board of Directors of Peru Copper Corporation. I am resigning for personal reasons.

Sincerely,

Milton H. Ward